FORM 10f-3
THE BLACKROCK FUNDS

Record of Securities Purchased
Under the Trust's Rule 10f-3 Procedures

1.	Name of Purchasing Portfolio:  Managed Account Series: High
Income Portfolio
(BATS-HINC), BlackRock High Income Fund (BR-HIINC), BlackRock High Yield Bond Portfolio (BR-HIYLD), BlackRock High Income Portfolio (Ins -
Series) (BVA-HI), BlackRock High Income V.I. Fund (Ins - Var Ser)
(BVA-HY),
MIST BlackRock High Yield Portfolio (MIST-HY)

2.	Issuer:    AES Corporation ( Cusip: 00130HBF1)

3.	Date of Purchase:  10/09/07

4.	Underwriter from whom purchased:  Deutsche Bank Securities
Inc.

5.	Name of Affiliated Underwriter (as defined in the Trust's
procedures) managing or participating in syndicate: Merrill
Lynch, Pierce, Fenner & Smith Incorporated

6.	Aggregate principal amount of purchased (out of total
offering):
  $26,700,000 out of $1,500,000,000

7.	Aggregate principal amount purchased by funds advised by
BlackRock and any purchases by other accounts with respect to which BlackRock has investment discretion (out of the total offering):
$55,000,000 out of $1,500,000,000.

8.	Purchase price (net of fees and expenses):  $100

9.	Date offering commenced:  10/09/07

10.	Offering price at end of first day on which any sales were
made:

11.	Have the following conditions been satisfied:		YES OR
NO
a.	The securities are part of an issue registered under
      the Securities Act of 1933, as amended, which
      is being offered to the public, or are Eligible Municipal
	Securities, or are securities sold in an	 Eligible
Foreign
      Offering or are securities sold in an Eligible Rule 144A
	Offering or part of an issue of government
      securities.						YES

b.	The securities were purchased prior to the
	end of the first day on which any sales
	were made, at a price that was not more
	than the price paid by each other
	purchaser of securities in that offering
	or in any concurrent offering of the
	securities (except, in the case of an
	Eligible Foreign Offering, for any rights
	to purchase required by laws to be granted
	to existing security holders of the
	Issuer) or, if a rights offering, the
	securities were purchased on or before the
	fourth day preceding the day on which the
	rights offering terminated.				YES

c.	The underwriting was a firm commitment
	underwriting.						 YES

d.	The commission, spread or profit was
	reasonable and fair in relation to that
	being received by others for underwriting
	similar securities during the same period.		YES

e.	In respect of any securities other than
	Eligible Municipal Securities, the issuer
	of such securities has been in continuous
	operation for not less than three years
	(including the operations of predecessors).		YES

f.	Has the affiliated underwriter confirmed
      that it will not receive any direct or indirect
      benefit as a result of BlackRock's participation
      in the offering?					YES


Approved: 	Mitchell Garfin  		Date:   11/2/07